UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 1, 2008

Concurrent Computer Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13150	04-2735766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On August 1, 2008, Concurrent Computer Corporation (the “Company”) hired Emory O. Berry, 42, as the Company’s Chief Financial Officer and Executive Vice President of Operations.  Mr. Berry has been serving as the Company’s Chief Financial Officer through the financial management staffing firm TechCFO, LLC (“TechCFO”) since March 9, 2007.

In connection with Mr. Berry’s hire, the Company entered into an employment agreement, dated August 1, 2008, with Mr. Berry (the “Employment Agreement”) setting forth the terms of his employment.  Pursuant to the terms of the Employment Agreement, Mr. Berry’s employment commenced on August 1, 2008 and will continue for a period of four years.  Mr. Berry will receive a base salary at an annualized rate of $295,000 for 2008, which amount will be reviewed annually.  Mr. Berry will also be eligible for a bonus under the Company’s annual incentive plan, which currently provides an annual bonus opportunity in a target amount of 50% of his then current base salary.  The objectives for each year and other terms and conditions of the bonus opportunity are established by the Board or a committee thereof.  For superior performance, the bonus opportunity may be increased up to one and one-half times his annual target bonus.  In addition, Mr. Berry will be eligible to participate in all employee benefit programs of the Company made available to senior executives.

Further, pursuant to the Employment Agreement, the Compensation Committee of the Board has granted Mr. Berry, effective on Mr. Berry’s first date of employment, an award of 10,000 shares of restricted stock (the “Restricted Stock”) with the restrictions lapsing on 25% of the award each year over a four-year period and an option to purchase 20,000 shares of the Company’s common stock with a per share exercise price equal to the closing price of the Company’s common stock on Mr. Berry’s first day of employment with 25% of the shares vesting each year over a four-year period.  The options will also vest 100% and all restrictions on restricted stock will lapse upon termination of Mr. Berry by the Company without due cause (as defined in the Employment Agreement) or in a constructive termination (as defined in the Employment Agreement) or upon a change in control (as defined in the Employment Agreement).

Beginning with fiscal year 2009 and during the period of his employment, Mr. Berry will be eligible to participate in long term incentive programs of the Company made available to senior executives as deemed appropriate by the Compensation Committee.  The Company will reimburse Mr. Berry for all reasonable out-of-pocket expenses incurred by him in connection with his employment.

The Employment Agreement provides that employment may be terminated by either the Company or Mr. Berry at any time.  In the event Mr. Berry voluntarily resigns or is terminated for due cause (as defined in the Employment Agreement), compensation under the Employment Agreement will end.  In the event the Employment Agreement is terminated:

•	directly by the Company without due cause; or
•	constructively by the Company in certain circumstances; or
•	within one year of a change in control (as defined in the Employment Agreement);

Mr. Berry will be entitled to (1) a continuation of salary for a period of twelve (12) months from the date of termination (the “Severance Period”), (2) an immediate lump sum payment equal to the amount, if any, paid as an annual bonus in the year preceding his termination, and (3) continued coverage under the Company’s healthcare plans through the severance period.  Mr. Berry must execute a release acceptable to the Company prior to receiving any such payment.  The Employment Agreement also provides that if an employee is terminated due to death or continuing disability the employee or his estate will be paid six months of salary.  Notwithstanding the foregoing, the timing of severance payments called for under the Employment Agreement is subject to adjustment in order to comply with terms of Section 409A of the Internal Revenue Code of 1986, as amended.

If Mr. Berry 's employment is terminated for any reason, he is prohibited from competing with the Company, soliciting its customers, or trying to hire its employees for the period in which he receives severance, if any, plus one year.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

The press release issued by the Company announcing Mr. Berry’s employment is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

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Item 9.01.           Financial Statements and Exhibits.

   (d) Exhibits

10.01	Employment Agreement, dated August 1, 2008, between Concurrent Computer Corporation and Emory O. Berry.

99.1	Press Release dated August 5, 2008.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCURRENT COMPUTER CORPORATION

Date: August 6, 2008
	By:	/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President, General Counsel and Secretary

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